EXHIBIT 99.1

FOR RELEASE April 29, 2013

SOURCE: Uni-Pixel, Inc.

UniPixel Appoints Robert A. Rusenko as VP of Manufacturing

THE WOODLANDS, Texas — April 29, 2013 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics, and lighting and display markets, has appointed Robert A. Rusenko to the new position of vice president of manufacturing.

With more than 12 years of executive management experience in the performance material and chemical industries, Rusenko brings to UniPixel a strong track record of improving manufacturing productivity, implementing Six Sigma to reduce costs, and transitioning products from the laboratory to commercial production.

“Robert’s extensive experience managing global-scale manufacturing facilities, including high-throughput roll-to-roll manufacturing processes, fits perfectly with production ramp-up of our UniBoss™ pro-cap, multi-touch sensor film,” said Reed Killion, president and CEO of UniPixel. “He joins our team of highly experienced and capable managers, which we’ve expanded over the course of the last several months to support the capacity commitments we’ve made to our new UniBoss licensees. His experience in creating and operating global supply chains with large manufacturing footprints along with his Six Sigma expertise complements our new Kodak partnership to build out large-scale production capacity.”

Prior to joining UniPixel, Rusenko served as vice president and general manager of Alpharetta printed products at Scientific Games, a global leader in gaming solutions for lottery and gaming organizations. At Scientific Games, he was responsible for a high-throughput, roll-to-roll manufacturing facility, which is the largest in the world for printed lottery products and more than double the capacity of any other facility.

Prior to Scientific Games, Rusenko served as an operations business leader at DuPont Performance Materials, a $6 billion platform focused on engineering, packaging and industrial polymers. As the operations business leader of DuPont’s $1.8 billion Nylon and PBT segment of the engineering polymers business, he was responsible for developing and leading its global supply chain strategy. Before DuPont, he served as vice president of operations at Saint Gobain-CertainTeed Corporation, a North American manufacturer of building materials, where he was responsible for five manufacturing sites, three distribution centers, 1,300 employees, and an operational budget of $420 million.

He also previously served as director of worldwide manufacturing at W. R. Grace, a global specialty chemicals and materials company, where he was responsible for manufacturing, logistics and Six Sigma. He also previously held several management positions of increasing responsibility at GE Plastics, a $7 billion division of GE, where he received the coveted Six Sigma Gold Award for driving operational improvements. Before GE, Rusenko held several management positions of increasing responsibility at AlliedSignal, a global corporation with operations in the automotive, aerospace and specialty chemicals markets. At AlliedSignal, he transitioned chemical and pharmaceutical products from laboratory to commercial production, and earned an award for outstanding achievement from Larry Bossidy the highly regarded CEO.

Rusenko earned his B.S. in chemical engineering from Widener University. He has completed Masters level courses in chemical engineering and business administration from the University of Virginia/New Jersey Institute of Technology and Villanova University respectively. He also holds a GE Master Black Belt certification.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with trace widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™ and others. For further information, visit www.unipixel.com.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Scott Liolios or Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com